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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


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                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
   THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 333-21485

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                                SUPERIOR BANK FSB
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             (Exact name of registrant as specified in its charter)


              ONE LINCOLN CENTRE, OAKBROOK TERRACE, ILLINOIS 60181
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


           AFC MORTGAGE LOAN ASSET BACKED CERTIFICATES, SERIES 1997-3
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            (Title of each class of securities covered by this Form)



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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE, THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

     Rule 12g-4(a)(1)(i)     [ ]               Rule 12h-3(b)(1)(i)     [ ]
     Rule 12g-4(a)(1)(ii)    [ ]               Rule 12h-3(b)(1)(ii)    [ ]
     Rule 12g-4(a)(2)(i)     [ ]               Rule 12h-3(b)(2)(i)     [ ]
     Rule 12g-4(a)(2)(ii)    [ ]               Rule 12h-3(b)(2)(ii)    [ ]
                                               Rule 15d-6              [X]


     APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF THE CERTIFICATION OR NOTICE
DATE: 24. (11 CLASS 1A-1, 2 CLASS 1A-2, 1 CLASS 1A-3, 1 CLASS 1A-4, 1 CLASS 1A-5 AND 8 CLASS 2A.)

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, SUPERIOR BANK FSB HAS CAUSED THIS CERTIFICATION/NOTICE TO BE SIGNED ON ITS BEHALF OF THE UNDERSIGNED DULY AUTHORIZED PERSON.


Date: January 15, 1998                    By: SUPERIOR BANK FSB


                                          By: /s/ WILLIAM C. BRACKEN
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                                              Name: William C. Bracken,
                                                    Senior Vice President
                                                    and Chief Financial Officer

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INSTRUCTION: THIS FORM IS REQUIRED BY RULES 12g-4, 12h-3 AND 15d-6 OF THE GENERAL RULES AND REGULATIONS UNDER THE SECURITIES EXCHANGE ACT OF 1934. THE REGISTRANT SHALL FILE WITH THE COMMISSION THREE COPIES OF FORM 15, ONE OF WHICH SHALL BE MANUALLY SIGNED. IT MAY BE SIGNED BY AN OFFICER OF THE REGISTRANT, BY COUNSEL OR BY ANY OTHER DULY AUTHORIZED PERSON. THE NAME AND TITLE OF THE PERSON SIGNING THE FORM SHALL BE TYPED OR PRINTED UNDER THE SIGNATURE.

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